Exhibit 99.1

RockTenn Reports Earnings for the Fourth Quarter of Fiscal 2010 of $2.31 Per Share and Adjusted Earnings per Share of $1.64, up 38% over Prior Year Quarter

NORCROSS, Ga.--(BUSINESS WIRE)--November 3, 2010--RockTenn (NYSE:RKT) today reported earnings for the quarter ended September 30, 2010 of $2.31 per diluted share. The Company’s adjusted earnings were $1.64 per diluted share compared to the prior year quarter adjusted earnings of $1.19 per diluted share.

	Three Months	Three Months	Twelve Months	Twelve Months
	Ended	Ended	Ended	Ended
	September 30,	September 30,	September 30,	September 30,
	2010	2009	2010	2009

Earnings per diluted share	$2.31	$1.71	$5.70	$5.71

Alternative fuel mixture credit, net	—	(0.55)	(0.74)	(1.42)
Cellulosic biofuel producer credit, net	(0.71)	—	(0.71)	—
Restructuring and other costs, net	0.04	0.03	0.10	0.20
Loss on extinguishment of debt	—	—	0.05	0.07
Operating losses of previously closed facilities	—	—	0.03	0.03

Adjusted earnings per diluted share	$1.64	$1.19	$4.43	$4.59

Fourth Quarter Results

  Net sales of $806.8 million for the fourth quarter of fiscal 2010 increased $77.8 million, or 10.7% over the fourth quarter of fiscal 2009.
  Segment income of $125.9 million was $18.4 million, or 17.1% over the prior year quarter excluding $21.4 million of alternative fuel mixture credit, net of expenses in the prior year quarter.
  In the fourth quarter of fiscal 2010 we elected to claim the cellulosic biofuel producer credit for black liquor produced in calendar year 2009 instead of the alternative fuel mixture credit. Accordingly, we recorded a cellulosic biofuel producer credit, net of interest and previously claimed alternative fuel mixture credit, of $27.6 million, or $0.71 per diluted share, as a reduction of income tax expense. The cellulosic credit is a taxable credit of $1.01 per gallon as compared to the $0.50 per gallon non-taxable alternative fuel mixture credit.
  RockTenn’s pre-tax restructuring and other costs, net of related noncontrolling interest, were $2.4 million, or $0.04 per diluted share after-tax, for the fourth quarter of fiscal 2010 consisting primarily of plant closing related asset impairments.
  The effective tax rate for the fourth quarter of fiscal 2010, excluding the cellulosic biofuel producer credit, was 32.8%. Our normalized tax rate is approximately 35%. The impact of the lower 32.8% tax rate in the fourth quarter of fiscal 2010 increased earnings by $2.1 million, or $0.05 per diluted share. The lower effective tax rate was due primarily to the recognition of certain tax credits and reductions in reserves for uncertain tax positions.

Chairman and Chief Executive Officer’s Statement

RockTenn Chairman and Chief Executive Officer James A. Rubright stated, “RockTenn’s adjusted earnings of $1.64 per share increased 38% over the prior year quarter due to volume growth of 2% and higher operating margins, driven by continued operational excellence and higher product prices. Overall demand continued to be strong early in the December quarter and we believe that if current demand and recycled fiber costs continue at current levels throughout the fiscal year, adjusted earnings in fiscal 2011 will exceed adjusted earnings in fiscal 2010.”

Segment Results

Paperboard and Containerboard Tons Shipped and Average Price

Total tons shipped in the fourth quarter of fiscal 2010 increased by 17,352 tons over the prior year quarter and increased on a sequential quarter basis by 1,994 tons. The average selling price for all paperboard and containerboard grades increased $62 per ton from the prior year quarter and increased $15 per ton on a sequential quarter basis.

Consumer Packaging Segment

Consumer Packaging segment net sales increased 5.0% in the fourth quarter of fiscal 2010 compared to the prior year quarter, due to higher selling prices. Segment income was $57.7 million in the fourth quarter of fiscal 2010 and $53.2 million in the prior year quarter excluding $21.4 million of alternative fuel mixture credit, net of expenses in the prior year quarter.

Corrugated Packaging Segment

Corrugated Packaging segment net sales increased $32.3 million to $219.0 million in the fourth quarter of fiscal 2010 compared to the prior year quarter, due to higher volumes and increased containerboard selling prices. Segment income increased $11.1 million to $48.2 million in the fourth quarter of fiscal 2010 and segment return on sales was 22.0%.

Merchandising Displays Segment

Merchandising Displays segment net sales increased $18.2 million over the prior year fourth quarter. Segment income increased to $12.5 million in the fourth quarter of fiscal 2010 compared to $9.1 million in the prior year quarter, and segment return on sales was 12.3%.

Specialty Paperboard Products Segment

Specialty Paperboard Products segment net sales increased $11.7 million in the fourth quarter of fiscal 2010 compared to the prior year quarter primarily due to higher recycled fiber prices and volumes and increased paperboard volumes and selling prices. Segment income was $7.5 million in the fourth quarter of fiscal 2010 and $8.1 million in the prior year quarter.

Cash Provided By Operating Activities

Net cash provided by operating activities in the fourth quarter of fiscal 2010 was $64.3 million compared to $117.4 million in the prior year quarter. The reduction was primarily due to our fourth quarter of fiscal 2010 election to claim the cellulosic biofuel producer credit for black liquor produced in calendar year 2009. As a result of that election, we paid $49.1 million of incremental state and federal income taxes in the fourth quarter of fiscal 2010 than we otherwise would have paid without claiming the cellulosic biofuel producer credit. As a result, we expect to reduce fiscal 2011 and 2012 cash tax payments by approximately $51 million and $26 million, respectively. The actual timing of the reduction in cash tax payments may vary due to changes in taxable income in those years.

Financing and Investing Activities

In the fourth quarter of fiscal 2010, we repurchased approximately seventy-five thousand shares of stock at an average purchase price of $48.32 per share. We reduced net debt by $222.7 million in the twelve months ended September 30, 2010. Our Credit Agreement Debt/EBITDA ratio was 2.17 times at September 30, 2010, well below our maximum credit agreement covenant of 3.75 times.

Conference Call

We will host a conference call to discuss our results of operations for the fourth quarter of fiscal 2010 and other topics that may be raised during the discussion at 9:30 a.m., Eastern Time, on November 4, 2010. The conference call will be webcast and can be accessed with an accompanying slide presentation, along with a copy of this press release, at www.rocktenn.com.

About RockTenn

RockTenn (NYSE:RKT) is one of North America’s leading manufacturers of paperboard, containerboard and consumer and corrugated packaging, with annual net sales of $3 billion. RockTenn’s 10,000 employees are committed to exceeding their customers’ expectations – every time. The Company operates locations in the United States, Canada, Mexico, Chile and Argentina. For more information, visit www.rocktenn.com.

Cautionary Statements

Statements herein regarding, among others, our optimism regarding adjusted earnings improvement through fiscal 2011 subject to changes in the current demand, product pricing and fiber cost conditions and our expected reduction in cash tax payments constitute forward-looking statements within the meaning of the federal securities laws. These statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those contained in any forward-looking statement. With respect to these statements, we have made assumptions regarding, among other things, expected economic, competitive and market conditions generally; expected volumes and price levels of purchases by customers; recycled fiber and energy costs; costs associated with facility closures; competitive conditions in our businesses and possible adverse actions of our customers, our competitors and suppliers. Management believes its assumptions are reasonable; however, undue reliance should not be placed on these estimates, which are based on current expectations. There are many factors that impact these forward-looking statements that we cannot predict accurately. Further, our business is subject to a number of general risks that would affect any such forward-looking statements including, among others, decreases in demand for our products; increases in energy, raw materials, shipping and capital equipment costs; reduced supply of raw materials; fluctuations in selling prices and volumes; intense competition; the potential loss of certain key customers; changes in environmental and other governmental regulation; and adverse changes in general market and industry conditions. These risks are more particularly described in our filings with the Securities and Exchange Commission, including under the caption “Business―Forward-Looking Information” and “Risk Factors” in our Annual Report on Form 10-K for the fiscal year ended September 30, 2009. The information contained in this release speaks as of the date hereof and we do not undertake any obligation to update this information as future events unfold.

ROCK-TENN COMPANY
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(UNAUDITED)
(IN MILLIONS, EXCEPT PER SHARE AMOUNTS)

	FOR THE THREE MONTHS ENDED		FOR THE TWELVE MONTHS ENDED
	September 30,	September 30,	September 30,	September 30,
	2010	2009	2010	2009

NET SALES	$806.8	$729.0	$3,001.4	$2,812.3

Cost of Goods Sold (net of alternative fuel mixture
credit of $0, $21.4, $28.8 and $54.1)	602.6	525.7	2,281.3	2,049.6

Gross Profit	204.2	203.3	720.1	762.7
Selling, General and Administrative Expenses	87.8	84.4	339.9	330.8
Restructuring and Other Costs, net	3.3	2.6	7.4	13.4

Operating Profit	113.1	116.3	372.8	418.5
Interest Expense	(17.0)	(22.5)	(75.5)	(96.7)
Loss on Extinguishment of Debt	-	(0.1)	(2.8)	(4.4)
Interest Income and Other (Expense) Income, net	(0.3)	0.1	0.1	-
Equity in Income of Unconsolidated Entities	0.6	0.4	0.8	0.1

INCOME BEFORE INCOME TAXES	96.4	94.2	295.4	317.5

Income Tax Expense	(4.0)	(25.6)	(64.7)	(91.6)

CONSOLIDATED NET INCOME	92.4	68.6	230.7	225.9

Less: Net Income Attributable to Noncontrolling
Interests	(1.0)	(1.3)	(5.1)	(3.6)

NET INCOME ATTRIBUTABLE TO ROCK-TENN
COMPANY SHAREHOLDERS	$91.4	$67.3	$225.6	$222.3

Computation of diluted earnings per share under the two-class method (in millions, except per share data):

Net income attributable to Rock-Tenn Company
shareholders	$91.4	$67.3	$225.6	$222.3
Less: Distributed and undistributed income
available to participating securities	(0.7)	(0.9)	(2.5)	(2.8)
Distributed and undistributed income available to
Rock-Tenn Company shareholders	$90.7	$66.4	$223.1	$219.5

Diluted weighted average shares outstanding	39.3	38.9	39.1	38.5

Diluted earnings per share	$2.31	$1.71	$5.70	$5.71

ROCK-TENN COMPANY
SEGMENT INFORMATION
(UNAUDITED)
(IN MILLIONS, EXCEPT TONNAGE DATA)

	FOR THE THREE MONTHS ENDED		FOR THE TWELVE MONTHS ENDED
	September 30,	September 30,	September 30,	September 30,
	2010	2009	2010	2009

NET SALES:

Consumer Packaging Segment	$414.1	$394.2	$1,578.1	$1,503.1
Corrugated Packaging Segment	219.0	186.7	800.6	752.9
Merchandising Displays Segment	101.4	83.2	333.2	320.6
Specialty Paperboard Products Segment	95.9	84.2	368.7	306.9
Intersegment Eliminations	(23.6)	(19.3)	(79.2)	(71.2)

TOTAL NET SALES	$806.8	$729.0	$3,001.4	$2,812.3

SEGMENT INCOME:

Consumer Packaging Segment (1)	$57.7	$74.6	$214.5	$228.3
Corrugated Packaging Segment	48.2	37.1	139.7	178.9
Merchandising Displays Segment	12.5	9.1	36.3	31.9
Specialty Paperboard Products Segment	7.5	8.1	26.0	26.5

TOTAL SEGMENT INCOME	$125.9	$128.9	$416.5	$465.6

Restructuring and Other Costs, net	(3.3)	(2.6)	(7.4)	(13.4)
Non-Allocated Expenses	(8.9)	(9.6)	(35.5)	(33.6)
Interest Expense	(17.0)	(22.5)	(75.5)	(96.7)
Loss on Extinguishment of Debt	-	(0.1)	(2.8)	(4.4)
Interest Income and Other (Expense) Income, net	(0.3)	0.1	0.1	-

INCOME BEFORE INCOME TAXES	$96.4	$94.2	$295.4	$317.5

Recycled Paperboard Shipped (in tons)	235,648	224,269	919,009	860,956
Containerboard Shipped (in tons)	244,698	235,250	955,565	848,744
Bleached Paperboard Shipped (in tons)	86,051	88,856	345,885	332,878
Market Pulp Shipped (in tons)	25,851	26,521	100,377	90,918

(1) Includes alternative fuel mixture credits of $0, $21.4, $28.8, and $54.1, respectively.

ROCK-TENN COMPANY
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(UNAUDITED)
(IN MILLIONS)

	FOR THE THREE MONTHS ENDED		FOR THE TWELVE MONTHS ENDED
	September 30,	September 30,	September 30,	September 30,
	2010	2009	2010	2009

CASH FLOWS FROM OPERATING ACTIVITIES:
Consolidated net income	$92.4	$68.6	$230.7	$225.9

Adjustments to reconcile consolidated net income to net cash provided by operating activities:
Depreciation and amortization	36.7	37.3	147.4	150.0
Deferred income tax (benefit) expense	(67.3)	21.6	(51.1)	46.0
Loss on extinguishment of debt	-	0.1	2.8	4.4
Share-based compensation expense	4.1	3.7	16.0	11.9
Loss on disposal of plant and equipment and other, net	0.1	1.9	0.3	2.8
Equity in income of unconsolidated entities	(0.6)	(0.4)	(0.8)	(0.1)
Pension funding less (more) than expense	8.0	(12.6)	11.1	(23.1)
Alternative fuel mixture credit benefit	-	(21.5)	(29.0)	(55.4)
Impairment adjustments and other non-cash items	2.8	3.1	5.4	3.1
Changes in operating assets and liabilities, net of acquisitions:
Accounts receivable	(23.4)	(23.2)	(22.2)	(0.3)
Inventories	(7.2)	12.5	8.4	8.0
Other assets	0.4	2.0	(5.2)	(12.1)
Accounts payable	19.0	8.5	15.3	(6.4)
Income taxes	(2.5)	12.4	55.5	45.4
Accrued liabilities and other	1.8	3.4	(7.3)	(10.4)

NET CASH PROVIDED BY OPERATING ACTIVITIES	$64.3	$117.4	$377.3	$389.7

INVESTING ACTIVITIES:

Capital expenditures	(45.3)	(26.6)	(106.2)	(75.9)
Cash paid for the purchase of a leased facility	-	(8.1)	-	(8.1)
Cash paid for purchase of businesses, including amounts received from
escrow, net of cash received	(23.9)	-	(23.9)	4.0
Investment in unconsolidated entities	(0.1)	-	(0.3)	(1.0)
Return of capital from unconsolidated entities	0.2	0.2	0.8	4.1
Proceeds from sale of property, plant and equipment	0.4	0.1	3.6	1.4
Proceeds from property, plant and equipment insurance settlement	-	0.1	-	0.1

NET CASH USED FOR INVESTING ACTIVITIES	$(68.7)	$(34.3)	$(126.0)	$(75.4)

FINANCING ACTIVITIES:

Proceeds from issuance of notes	-	-	-	100.0
Additions to revolving credit facilities	0.6	38.8	189.7	230.8
Repayments of revolving credit facilities	(10.4)	(49.0)	(197.7)	(244.6)
Additions to debt	52.0	30.6	154.3	119.6
Repayments of debt	(27.2)	(105.7)	(366.3)	(552.1)
Debt issuance costs	-	(0.7)	(0.2)	(4.4)
Cash paid for debt extinguishment costs	-	(0.1)	-	(5.2)
Restricted cash and investments	-	-	-	19.2
Issuances of common stock, net of related minimum tax withholdings	1.3	0.5	(0.6)	(0.1)
Purchases of common stock	(3.6)	-	(3.6)	-
Excess tax benefits from share-based compensation	2.4	3.0	4.3	5.5
Capital contributed to consolidated subsidiary from noncontrolling interest	1.4	-	1.4	1.7
Advances from (repayments to) unconsolidated entity	1.0	(0.8)	1.7	(7.0)
Cash dividends paid to shareholders	(5.9)	(3.8)	(23.4)	(15.3)
Cash distributions to noncontrolling interests	(2.5)	(2.1)	(6.9)	(4.8)

NET CASH PROVIDED BY (USED FOR) FINANCING ACTIVITIES	$9.1	$(89.3)	$(247.3)	$(356.7)

Effect of exchange rate changes on cash and cash equivalents	(0.2)	0.6	0.1	1.4

INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	$4.5	$(5.6)	$4.1	$(41.0)

Cash and cash equivalents at beginning of period	11.4	17.4	11.8	52.8

Cash and cash equivalents at end of period	$15.9	$11.8	$15.9	$11.8

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
Cash paid (received) during the period for:
Income taxes, net of refunds	$72.1	$(9.4)	$56.2	$(3.9)
Interest, net of amounts capitalized	28.5	34.8	76.7	104.9

ROCK-TENN COMPANY
CONDENSED CONSOLIDATED BALANCE SHEETS
(UNAUDITED)
(IN MILLIONS)

	September 30,	September 30,
	2010	2009

ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$15.9	$11.8
Accounts receivable (net of allowances of $7.8 and $8.8)	333.5	305.5
Inventories	269.5	275.1
Other current assets	90.1	65.9

TOTAL CURRENT ASSETS	709.0	658.3

Property, plant and equipment at cost:
Land and buildings	420.6	413.8
Machinery and equipment	1,915.7	1,857.1
Transportation equipment	13.1	13.5
Leasehold improvements	5.1	5.4
	2,354.5	2,289.8
Less accumulated depreciation and amortization	(1,104.5)	(1,013.7)
Net property, plant and equipment	1,250.0	1,276.1
Goodwill	748.8	736.4
Intangibles, net	151.5	151.3
Investment in unconsolidated entities	23.3	23.8
Other assets	32.3	38.5

TOTAL ASSETS	$2,914.9	$2,884.4

LIABILITIES AND EQUITY
CURRENT LIABILITIES:
Current portion of debt	$231.6	$56.3
Accounts payable	252.3	233.9
Accrued compensation and benefits	90.7	88.0
Other current liabilities	56.6	71.1

TOTAL CURRENT LIABILITIES	631.2	449.3

Long-term debt due after one year	897.3	1,293.1

Accrued pension and other long-term benefits	165.3	161.5
Deferred income taxes	166.4	149.2
Other long-term liabilities	30.0	36.7
Redeemable noncontrolling interests	7.3	11.5

Total Rock-Tenn Company shareholders' equity	1,011.3	776.8
Noncontrolling interests	6.1	6.3
Total Equity	1,017.4	783.1

TOTAL LIABILITIES AND EQUITY	$2,914.9	$2,884.4

Rock-Tenn Company Quarterly Statistics

Paperboard and Containerboard Operating Statistics

	1st Quarter	2nd Quarter	3rd Quarter	4th Quarter	Fiscal Year

Average Net Selling Price Per Ton (a) (b) (d)

All Tons
2008	$596	$585	$564	$580	$579
2009	592	578	557	548	568
2010	544	563	595	610	578

Tons Shipped
Recycled Paperboard (a) (c)
2008	217,081	229,003	235,871	234,209	916,164
2009	204,927	211,941	219,819	224,269	860,956
2010	223,148	228,064	232,149	235,648	919,009

Containerboard (d)
2008	44,699	102,092	218,532	244,073	609,396
2009	221,907	188,568	203,019	235,250	848,744
2010	231,113	234,757	244,997	244,698	955,565

Bleached Paperboard
2008	79,623	84,916	86,268	90,724	341,531
2009	86,338	78,223	79,461	88,856	332,878
2010	84,993	85,842	88,999	86,051	345,885

Market Pulp
2008	21,193	27,837	24,469	21,537	95,036
2009	20,705	19,493	24,199	26,521	90,918
2010	25,362	25,055	24,109	25,851	100,377

Total (a) (d)
2008	362,596	443,848	565,140	590,543	1,962,127
2009	533,877	498,225	526,498	574,896	2,133,496
2010	564,616	573,718	590,254	592,248	2,320,836

(a) Average Net Selling Price Per Ton and Tons Shipped include gypsum paperboard liner tons shipped by Seven Hills Paperboard LLC, our unconsolidated joint venture with Lafarge North America, Inc. Average Net Selling Price Per Ton is computed as net sales of paperboard, containerboard and market pulp divided by tons shipped.

(b) Beginning in the second quarter of fiscal 2008, Average Price Per Ton includes coated and specialty recycled paperboard, containerboard, bleached paperboard and market pulp.

(c) Recycled paperboard tons shipped include coated and specialty paperboard.

(d) Containerboard tons shipped include corrugated medium and linerboard, which include the Solvay Mill tons beginning in March 2008.

Rock-Tenn Company Quarterly Statistics

Segment Sales and Segment Income
(In Millions, except Return On Sales data)

	1st Quarter		2nd Quarter		3rd Quarter		4th Quarter		Fiscal Year
Consumer Packaging Segment Sales
2008	$374.7		$394.8		$388.9		$393.0		$1,551.4
2009	368.8		362.9		377.2		394.2		1,503.1
2010	379.6		386.2		398.2		414.1		1,578.1
Consumer Packaging Intersegment Sales
2008	$4.2		$4.3		$3.9		$5.7		$18.1
2009	6.6		4.7		6.0		7.8		25.1
2010	6.0		7.2		8.5		8.9		30.6
Consumer Packaging Segment Income
2008	$28.7		$32.5		$27.9		$30.7		$119.8
2009	31.5		39.2		50.3	(1)	53.2	(2)	174.2
2010	42.1	(3)	36.8	(4)	49.1		57.7		185.7
Return On Sales
2008	7.7%		8.2%		7.2%		7.8%		7.7%
2009	8.5%		10.8%		13.3%	(1)	13.5%	(2)	11.6%
2010	11.1%	(3)	9.5%	(4)	12.3%		13.9%		11.8%

Corrugated Packaging Segment Sales
2008	$61.4		$112.0		$208.9		$225.2		$607.5
2009	203.2		176.5		186.5		186.7		752.9
2010	180.1		191.0		210.5		219.0		800.6
Corrugated Packaging Intersegment Sales
2008	$6.3		$7.2		$7.6		$10.0		$31.1
2009	10.1		9.7		8.8		8.7		37.3
2010	7.3		8.6		9.6		11.8		37.3
Corrugated Packaging Segment Income
2008	$4.3		$4.4		$23.2		$39.4		$71.3
2009	50.6		41.6		49.6		37.1		178.9
2010	34.7		20.9		35.9		48.2		139.7
Return on Sales
2008	7.0%		3.9%		11.1%		17.5%		11.7%
2009	24.9%		23.6%		26.6%		19.9%		23.8%
2010	19.3%		10.9%		17.1%		22.0%		17.4%

Merchandising Displays Segment Sales
2008	$82.0		$94.3		$86.1		$88.4		$350.8
2009	74.8		82.9		79.7		83.2		320.6
2010	66.8		77.1		87.9		101.4		333.2
Merchandising Displays Intersegment Sales
2008	$-		$0.2		$0.1		$0.1		$0.4
2009	-		0.2		0.1		0.1		0.4
2010	0.1		0.1		0.1		0.3		0.6
Merchandising Displays Segment Income
2008	$8.0		$13.8		$8.4		$11.7		$41.9
2009	5.1		9.7		8.0		9.1		31.9
2010	4.2		11.2		8.4		12.5		36.3
Return on Sales
2008	9.8%		14.6%		9.8%		13.2%		11.9%
2009	6.8%		11.7%		10.0%		10.9%		10.0%
2010	6.3%		14.5%		9.6%		12.3%		10.9%

(1) Excludes $32.7 of alternative fuel mixture credit, net of expenses.
(2) Excludes $21.4 of alternative fuel mixture credit, net of expenses.
(3) Excludes $20.7 of alternative fuel mixture credit, net of expenses.
(4) Excludes $8.1 of alternative fuel mixture credit.

Rock-Tenn Company Quarterly Statistics

Segment Sales and Segment Income (Continued)
(In Millions, except Return On Sales data)

	1st Quarter	2nd Quarter	3rd Quarter	4th Quarter	Fiscal Year
Specialty Paperboard Products Segment Sales
2008	$91.8	$99.8	$102.1	$99.2	$392.9
2009	75.3	70.2	77.2	84.2	306.9
2010	79.8	96.4	96.6	95.9	368.7
Specialty Paperboard Products Intersegment Sales
2008	$3.1	$3.3	$3.4	$4.3	$14.1
2009	2.3	1.6	1.8	2.7	8.4
2010	2.1	2.9	3.1	2.6	10.7
Specialty Paperboard Products Segment Income
2008	$7.4	$6.6	$7.8	$8.5	$30.3
2009	2.8	6.2	9.4	8.1	26.5
2010	4.5	6.0	8.0	7.5	26.0
Return on Sales
2008	8.1%	6.6%	7.6%	8.6%	7.7%
2009	3.7%	8.8%	12.2%	9.6%	8.6%
2010	5.6%	6.2%	8.3%	7.8%	7.1%

Key Financial Statistics
(In Millions, except EPS Data)

	1st Quarter	2nd Quarter	3rd Quarter	4th Quarter	Fiscal Year

Net Income Attributable to Rock-Tenn Company Shareholders
2008	$17.5	$17.1	$18.8	$28.4	$81.8
2009	30.6	37.4	87.0	67.3	222.3
2010	56.3	32.8	45.1	91.4	225.6

Diluted EPS (1)
2008	$0.46	$0.45	$0.49	$0.74	$2.12
2009	0.79	0.97	2.23	1.71	5.71
2010	1.43	0.83	1.14	2.31	5.70

Depreciation & Amortization
2008	$25.8	$29.7	$39.2	$38.7	$133.4
2009	37.9	37.3	37.5	37.3	150.0
2010	37.5	36.8	36.4	36.7	147.4

Capital Expenditures
2008	$17.9	$19.3	$22.5	$24.5	$84.2
2009	14.2	17.0	18.1	26.6	75.9
2010	12.3	18.3	30.3	45.3	106.2

(1) Fiscal 2008 and 2009 Diluted EPS are adjusted to reflect the October 1, 2009 adoption of accounting guidance related to the computation of earnings per share.

Non-GAAP Measures and Reconciliations

We have included financial measures that are not prepared in accordance with GAAP. Any analysis of non-GAAP financial measures should be used only in conjunction with results presented in accordance with GAAP. Below, we define the non-GAAP financial measures, provide a reconciliation of each non-GAAP financial measure to the most directly comparable financial measure calculated in accordance with GAAP, and discuss the reasons that we believe this information is useful to management and may be useful to investors. These measures may differ from similarly captioned measures of other companies in our industry. The following non-GAAP measures are not intended to be substitutes for GAAP financial measures and should not be used as such.

Net Debt

We have defined the non-GAAP measure “net debt” to include the aggregate debt obligations reflected in our consolidated balance sheet, less the hedge adjustments resulting from terminated fair value interest rate derivatives or swaps, the balance of our cash and cash equivalents, restricted cash (which includes restricted cash and marketable debt securities) and certain other investments that we consider to be readily available to satisfy these debt obligations.

Our management uses net debt, along with other factors, including net debt repayment per diluted share, to evaluate our financial condition. We believe that net debt is an appropriate supplemental measure of financial condition because it provides a more complete understanding of our financial condition before the impact of our decisions regarding the appropriate use of cash and liquid investments, and other variations of net debt repayment per diluted share provide measures to investors of how successful we are at achieving our debt reduction. Set forth below is a reconciliation of net debt to the most directly comparable GAAP measures, Current portion of debt and Long-term debt due after one year for the current quarter, prior quarter, one year ago quarter and the quarter following the Southern Container acquisition:

(In Millions, except per share data)	September 30,	June 30,	September 30,	March 31,
	2010	2010	2009	2008

Current Portion of Debt	$231.6	$72.3	$56.3	$247.7
Long-Term Debt Due After One Year	897.3	1,042.0	1,293.1	1,606.8
Total Debt	1,128.9	1,114.3	1,349.4	1,854.5
Less: Hedge Adjustments Resulting From
Terminated Fair Value Interest Rate
Derivatives or Swaps	(1.9)	(2.3)	(3.8)	(7.6)
	1,127.0	1,112.0	1,345.6	1,846.9
Less: Cash and Cash Equivalents	(15.9)	(11.4)	(11.8)	(56.6)
Less: Restricted Cash	—	—	—	(19.5)
Net Debt	$1,111.1	$1,100.6	$1,333.8	$1,770.8

			Net Debt
			(Additions)
	Net Debt	Average	Repayment
	(Additions)	Diluted	Per Diluted
	Repayment	Shares	Share
Current Quarter	$(10.5)	39.3	$(0.27)
Twelve Months Ended September 30, 2010	$222.7	39.1	$5.69
Since March 31, 2008	$659.7	38.7	$17.10

Set forth below is a reconciliation of Net Debt Repayment and Dividends excluding the effect of stock repurchases, acquisitions and the cellulosic biofuel producer credit in the fourth quarter of fiscal 2010. Net Debt Repayment is derived from the table above, as described above and dividends, stock repurchases and acquisitions are from the cash flow line items “Cash dividends paid to shareholders”, “Purchases of common stock” and “Cash paid for purchase of businesses, including amounts received from escrow, net of cash received”, respectively. The impact of cellulosic biofuel producer credit is derived from our cash tax payments in the fourth quarter of fiscal 2010 as compared to estimated cash tax payments that would have been required without the cellulosic biofuel producer credit election.

(In Millions, except per share data)	Twelve Months Ended September 30, 2010

Net Debt Repayment	$222.7
Cash Dividends Paid to Shareholders	23.4
Plus: Stock Repurchases	3.6
Plus: Cash paid for Acquisitions	23.9
Plus: Tax Payment Impact of Cellulosic Biofuel Producer
Credit Election	49.1
$322.7

Average Diluted Shares	39.1
Total of Net Debt Repayment, Dividends, Stock
Repurchases, Acquisitions and Tax Payment Impact of
Cellulosic Biofuel Producer Credit per diluted share	$8.25

Credit Agreement EBITDA and Total Funded Debt

“Credit Agreement EBITDA” is calculated in accordance with the definition contained in our Senior Credit Facility. Credit Agreement EBITDA is generally defined as Consolidated Net Income plus: consolidated interest expense, income taxes of the consolidated companies determined in accordance with GAAP, depreciation and amortization expense of the consolidated companies determined in accordance with GAAP, certain non-cash and cash charges incurred, and charges taken resulting from the impact of changes to accounting rules related to the expensing of stock options.

“Total Funded Debt” is calculated in accordance with the definition contained in our Senior Credit Facility. Total Funded Debt is generally defined as aggregate debt obligations reflected in our balance sheet, less the hedge adjustments resulting from terminated and existing fair value interest rate derivatives or swaps, less certain deferred cash, plus additional outstanding letters of credit not already reflected in debt and certain guarantees.

Our management uses Credit Agreement EBITDA and Total Funded Debt to evaluate compliance with our debt covenants and borrowing capacity available under our Senior Credit Facility. Management believes that investors also use these measures to evaluate our compliance with our debt covenants and available borrowing capacity. Borrowing capacity is dependent upon, in addition to other measures, the “Credit Agreement Debt/EBITDA ratio” or the “Leverage Ratio,” which is defined as Total Funded Debt divided by Credit Agreement EBITDA. As of the September 30, 2010 calculation, our Leverage Ratio was 2.17 times, which includes a reduction of .13 times for the alternative fuel mixture credit. Our maximum permitted Leverage Ratio under the Senior Credit Facility at September 30, 2010 was 3.75 times.

Set forth below is a reconciliation of Credit Agreement EBITDA for the three and twelve months ended September 30, 2010, to the most directly comparable GAAP measure, Consolidated Net Income:

(In Millions)	Three Months Ended September 30, 2010	Twelve Months Ended September 30, 2010

Consolidated Net Income	$92.4	$230.7
Interest Expense, net	15.5	68.9
Income Taxes	4.0	64.7
Depreciation and Amortization	36.7	147.4
Additional Permitted Charges and pro forma
Acquisition EBITDA	4.2	14.2
Credit Agreement EBITDA	$152.8	$525.9
Less: Alternative Fuel Mixture Credit, net	—	(28.8)
Credit Agreement EBITDA, Excluding
Alternative Fuel Mixture Credit, net	$152.8	$497.1
Less: Capital Expenditures	(45.3)	(106.2)
Credit Agreement EBITDA, Excluding
Alternative Fuel Mixture Credit, net and
Capital Expenditures	$$107.5	$390.9

Net Sales	$806.8	$3,001.4

Credit Agreement EBITDA Margin, Excluding
Alternative Fuel Mixture Credit, net	18.9%	16.6%
Credit Agreement EBITDA Margin, Excluding
Alternative Fuel Mixture Credit, net and
Capital Expenditures	13.3%	13.0%

Set forth below is a reconciliation of Total Funded Debt to the most directly comparable GAAP measures, Current portion of debt and Long-term debt due after one year:

(In Millions, except ratio)	September 30,
2010

Current Portion of Debt	$231.6
Long-Term Debt Due After One Year	897.3
Total Debt	1,128.9
Less: Hedge Adjustments Resulting From Terminated
Fair Value Interest Rate Derivatives or Swaps	(1.9)
Total Debt Less Hedge Adjustments	1,127.0
Plus: Letters of Credit, Guarantees and Other Adjustments	15.1
Total Funded Debt	$1,142.1

Credit Agreement EBITDA for the Twelve Months Ended
September 30, 2010	$525.9

Leverage Ratio	2.17

Adjusted Net Income and Adjusted Earnings per Diluted Share

We also use the non-GAAP measures “adjusted net income” and “adjusted earnings per diluted share”. Management believes these non-GAAP financial measures provide our board of directors, investors, potential investors, securities analysts and others with useful information to evaluate the performance of the Company because it excludes restructuring and other costs, net, and other specific items that management believes are not indicative of the ongoing operating results of the business. The Company and our board of directors use this information to evaluate the Company’s performance relative to other periods. We believe that the most directly comparable GAAP measures to adjusted net income and adjusted earnings per diluted share are Net income attributable to Rock-Tenn Company shareholders and Earnings per Diluted Share, respectively. Set forth below is a reconciliation of adjusted net income to Net income attributable to Rock-Tenn Company shareholders:

	Three Months	Three Months	Twelve Months	Twelve Months
	Ended	Ended	Ended	Ended
	September 30,	September 30,	September 30,	September 30,
(In Millions)	2010	2009	2010	2009

Net income attributable to Rock-Tenn Company
shareholders	$91.4	$67.3	$225.6	$222.3

Alternative fuel mixture credit, net	—	(21.5)	(28.9)	(54.6)
Cellulosic biofuel producer credit, net	(27.6)	—	(27.6)	—
Restructuring and other costs, net	1.5	1.3	4.0	7.8
Loss on extinguishment of debt	—	0.1	1.8	2.8
Operating losses of previously closed facilities	0.1	0.1	1.0	1.1

Adjusted net income	$65.4	$47.3	$175.9	$179.4

CONTACT:
RockTenn
John Stakel, VP-Treasurer, 678-291-7900